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                                                                  EXHIBIT 99.1

                           COACHMEN INDUSTRIES, INC.
             2831 Dexter Drive P.O. Box 3300 Elkhart, Indiana 46515
                          574/262-0123 Fax 574/262-8823


                                  NEWS RELEASE


For immediate release Monday, August 5, 2002

COACHMEN INDUSTRIES, INC. ANNOUNCES 20%
INCREASE IN QUARTERLY DIVIDEND; COMPANY TO
RESUME SHARE REPURCHASE PROGRAM

ELKHART, IND. - Coachmen Industries, Inc. (NYSE: COA) today announced that its Board of Directors has increased the Company's quarterly dividend from $0.05 to $0.06 per share. The $0.06 dividend will be distributed on September 12, 2002 to shareholders of record as of August 22, 2002. This is the 80th consecutive quarter that Coachmen Industries has paid dividends. The Company has approximately 16.0 million shares of common stock outstanding. Coachmen Industries also announced that, depending on market conditions, the Company intends to repurchase additional shares of its common stock. The Company is authorized to repurchase up to 871,000 additional shares under its current share repurchase program.


Claire C. Skinner, Chairman, Chief Executive Officer and President, remarked, "Increasing shareholder value is our highest priority. We are very pleased to reward our shareholders with a 20 percent increase in our quarterly dividend. Additionally, we clearly recognize the value to our investors of buying back our common stock at prices we consider to be very good investments. These initiatives, plus our significant progress on improving our financial performance in 2002, should translate into even further increases in shareholder value."

Founded in 1964, Coachmen Industries, Inc. is one of the nation's leading manufacturers of recreational vehicles with well-known brand names including Coachmen(R), Georgie Boy(R), Shasta(R) and Viking(R). Coachmen Industries is also the largest modular home producer in the nation with its All American Homes(R) and Mod-U-Kraf(R) subsidiaries. Modular commercial and telecommunication structures are manufactured by the Company's Miller Building Systems subsidiary. Prodesign, a custom thermoformer of composite and plastic parts, supplies components to numerous industries. Coachmen is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the COA ticker symbol.

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                    Dedicated to the Enrichment of Your Life

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Coachmen Industries, Inc. Increases Dividend, To Resume Share Repurchase Program
Page 2
August 5, 2002

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH ARE INHERENTLY UNCERTAIN. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THAT PROJECTED OR SUGGESTED DUE TO CERTAIN RISKS AND UNCERTAINTIES INCLUDING, BUT NOT LIMITED TO THE POTENTIAL FLUCTUATIONS IN THE COMPANY'S OPERATING RESULTS, THE CONDITION OF THE TELECOMMUNICATIONS INDUSTRY WHICH PURCHASES MODULAR STRUCTURES, THE AVAILABILITY AND THE PRICE OF GASOLINE, THE COMPANY'S DEPENDENCE ON CHASSIS SUPPLIERS, INTEREST RATES, COMPETITION, GOVERNMENT REGULATIONS, LEGISLATION GOVERNING THE RELATIONSHIPS OF THE COMPANY WITH ITS RECREATIONAL VEHICLE DEALERS, THE IMPACT OF CONSUMER CONFIDENCE AND ECONOMIC UNCERTAINTY ON HIGH-COST DISCRETIONARY PRODUCT PURCHASES AND OTHER RISKS IDENTIFIED IN THE COMPANY'S SEC FILINGS.

For more information:
        Joseph P. Tomczak
        Executive Vice President and
        Chief Financial Officer
        574-262-0123


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